Exhibit 2.2

EXECUTION COPY

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated March 9, 2011, is made by and between Solazyme, Inc., a Delaware corporation (“Purchaser”) and PMP Fermentation Products, Inc., a Delaware corporation (“Seller”).

RECITALS

A.    Seller is currently engaged in the business of manufacturing, among other things, GNA products (“GNA Business”) and had manufactured Erythorbate products (“EN Business”) at Seller’s facility (“Facility”) located on the parcels of real property commonly known as 900 N.E. Adams Street, Peoria, IL 61603 (the “Real Property”).

B.    The Facility primarily consists of four main buildings; a warehouse, an office and engineering building, a manufacturing plant used for the EN Business (“EN Facility”) and the other manufacturing plant used for the GNA Business (“GNA Facility”).

C.    Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller all of the assets that were used in or relating to the operation of the EN Business, including the EN Facility.

D.    In addition to the terms defined elsewhere in this Agreement, the capitalized terms used and not otherwise defined herein have the definitions referred to, or set forth in, Exhibit A attached hereto.

AGREEMENT

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows.

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1    Purchased Assets. At the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, free and clear of all liens, Claims, options, charges, security interests, pledges, mortgages, restrictions or other encumbrances whatsoever (collectively, “Liens”), and Purchaser shall purchase and accept from Seller, all of the assets that are owned and used by Seller for the EN Business including the real property used for the EN Facility (all of the assets, properties, rights and interests being acquired hereby are collectively called the “Purchased Assets”).

The Purchased Assets shall include Seller’s right, title and interest in or to all of Seller’s assets and all proceeds therefrom, including but not limited to the items listed below:

(a)        Equipment. All of the machinery, equipment, spare parts, tools, furniture, supplies, fixtures, office equipment, improvements, parts, and other tangible personal property of Seller located in the EN Facility, including but not limited to those items listed on the attached Schedule A (“Equipment”); provided, however, that the Equipment shall be sold by Seller to Purchaser “as is”;

(b)        Real Property. All right, title and interest in the subdivided parcel of Real Property and improvements thereon comprising the EN Facility and legally described on attached Schedule B (the “Purchased Real Property”) to be sold pursuant to the terms and conditions of the Real Estate Purchase Agreement of even date herewith executed and delivered by Seller and Purchaser (the “Real Estate Purchase Agreement”);

(c)        Licenses. All rights and benefits under licenses, permits, authorizations, franchises, registrations, variances, exceptions and other approvals from any Governmental Authority or from any private party, related to the Purchased Assets, to the extent transferable by Seller (collectively, the “Licenses”), including but not limited to such Licenses listed on Schedule C; and

(d)        Books and Records.  All of Seller’s Books and Records relating to the Purchased Assets.

ARTICLE II

LIABILITIES

2.1    Assumption of Liabilities.  Purchaser shall assume the following liabilities (the “Assumed Liabilities”):

(a) After the execution of this Agreement until the Closing (the “Transition Period”), Purchaser shall assume all Liabilities arising out of the activities it conducts at the Facility, all in accordance with the Access Agreement of even date herewith to be entered into by the Parties (the “Access Agreement”).

(b)    At the Closing, Purchaser shall assume all Liabilities arising from the ownership, possession, use, operation or sale or other disposition of any of the Purchased Assets that accrue after the Closing Date.

2.2    Retained Liabilities.  Seller shall retain the following liabilities (the “Retained Liabilities”):

(a)    All Liabilities arising out of the activities during the Transition Period at the Facility that are not conducted by Purchaser.

(b)    All Liabilities arising from the ownership, possession, use or operation of the Purchased Assets prior to the Closing Date not due to or caused by the conduct or act of Purchaser.

2.3    No Expansion of Third-Party Rights.  The assumption by Purchaser of the Assumed Liabilities shall in no way expand the rights or remedies of any third party against Purchaser or Seller, or their Affiliates, as compared to the rights and remedies which such third party would have had against Seller or its Affiliates had Purchaser not assumed such liabilities. Without limiting the foregoing, the assumption by Purchaser of the Assumed Liabilities shall not create any third-party beneficiary rights.

ARTICLE III

PURCHASE PRICE

3.1    Purchase Price and Payment.  In consideration of the sale by Seller to Purchaser of the Purchased Assets, the aggregate consideration to be paid by Purchaser for the Purchased Assets shall be $11,500,000 (the “Purchase Price”), which includes $2,540,000 for the purchase price of the Purchased Real Property pursuant to the Real Estate Purchase Agreement.

(a)        Security Deposit. Purchaser, upon execution of this Agreement, shall pay a security deposit in the amount of $100,000 (the “Security Deposit”) to the bank account designated by Seller.

(b)        Closing Payment. On the Closing Date, Purchaser shall pay to Seller $6,000,000 (the “Closing Payment”) (inclusive of any Security Deposit pursuant to Section 5.2(b) of the Access Agreement) of which $2,540,000 shall be applied toward the purchase price under the Real Estate Purchase Agreement.

(c)        On the Closing Date, Purchaser shall execute and deliver the Note in substantially the form attached as Exhibit C payable to Seller in the amount equal to the Purchase Price, less the Closing Payment; payable as to $1,875,000 on March 1, 2012 and payable as to $3,625,000 on March 1, 2013. The Note shall be secured by a first priority security interest on the Purchased Assets in accordance with the Mortgage and the Security Agreement.

3.2    Allocation.  The Parties agree to allocate the Purchase Price among the Purchased Assets for Tax purposes in accordance with the allocation schedule attached hereto as Schedule 3.2. The Parties acknowledge that such allocation has been made in the manner required by section 1060 of the Internal Revenue Code, as amended (the “Code”). The Parties agree to prepare and file a Form 8594 with the Internal Revenue Service (“IRS”) in a timely fashion in accordance with the rules under section 1060 of the Code. The determination and allocation of the Purchase Price derived pursuant to this Section 3.2 shall be binding on the Parties for all Tax reporting purposes.

3.3    Break-Up Fee.  In the event Purchaser fails to satisfy the payment obligation in accordance with Section 3.1(b) or close for any reason within its control after all of the Closing Conditions to close are satisfied, Purchaser shall pay to Seller, in cash, a break-up fee of $1,000,000 (the “Break-Up Fee”) within 20 days of the delivery of written notice of Purchaser to Seller indicating its intention not to close. The Break-Up Fee shall be the sole remedy available to Seller if Purchaser fails to close pursuant to Section 12.1(c) or Section 12.1(f), other than use of the Security Deposit as provided in Section 5.2(b) of the Access Agreement. The Parties agree that the Break-Up Fee fairly represents the amount of the damages Seller shall have suffered as a result of not having the transactions consummated and not as a penalty. For the avoidance of doubt, if Purchaser does not close for a reason such as the destruction of the Purchased Assets (other than through the fault of Purchaser), such event shall be considered a reason “not within the control of Purchaser”.

ARTICLE IV

TRANSITION

4.1    Access Agreement.  Upon execution of this Agreement, for a period through the Closing Date, Purchaser is granted access and use of the EN Facility all in accordance with the terms of the Access Agreement.

4.2    Use of Security Deposit.  The Security Deposit paid pursuant to Section 3.1(a) shall be increased, as agreed by the Parties from time-to-time, in proportion to any proposed alterations and/or modifications made by Purchaser or its agents to the EN Facility prior to the Closing Date. Seller may apply the Security Deposit to cover all costs and expenses incurred by Seller to restore the EN Facility to substantially the same condition as existed on the date of this Agreement in the event that the transactions are not consummated in accordance with this Agreement. Seller shall return to Purchaser the balance, if any, of the Security Deposit as provided by Section 5.2(b) of the Access Agreement. If the transactions are consummated in accordance with the terms of this Agreement, the Security Deposit will be credited toward the Purchase Price. Purchaser shall not be entitled to any interest on the Security Deposit.

ARTICLE V

CLOSING

5.1    The Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place simultaneously with the closing under the Real Estate Purchase Agreement (“the “Closing Date”), at the offices of Davis & Campbell, LLC at 401 Main Street, Suite 1600, Peoria, Illinois 61602. The Closing shall be deemed effective at 11:59pm on the Closing Date.

5.2    Seller’s Deliveries. Subject to the conditions set forth in this Agreement, at the Closing, simultaneous with Purchaser’s deliveries hereunder, Seller shall, unless waived in writing by Purchaser, deliver to Purchaser and, where appropriate, execute all of the following documents and instruments, all in form and substance reasonably satisfactory to Purchaser and its counsel:

(a)        Good Standing Certificates.  A certified copy of a certificate of the Secretary of State of the State of Delaware, dated on or reasonably near (but in no event earlier than 10 days prior to) the Closing Date, certifying that Seller is duly incorporated and in good standing under the laws of the State of Delaware. In addition, a certified copy of a certificate of the Secretary of State of the State of Illinois, dated on or reasonably near (but in no event earlier than 10 days prior to) the Closing Date, certifying that Seller is qualified to do business as a foreign corporation in the State of Illinois and is in good standing under the laws of the State of Illinois.

(b)        Incumbency Certificates.  A certificate of Seller’s secretary, certifying the names and true signatures of the officers of Seller authorized to sign this Agreement and the Additional Agreements;

(c)        Instruments of Transfer.  The following instruments of transfer: (i) Bill of Sale executed by Seller to effectively vest in Purchaser good and marketable title to all of the Purchased Assets, in substantially the form attached hereto as Exhibit B; and (ii) all such other instruments of sale, assignment and transfer as are necessary or appropriate to sell, assign and transfer to Purchaser and to vest in Purchaser good title to all of the Purchased Assets;

(d)        Certificate of President.  A certificate of the President of Seller that all Closing Conditions to the Closing specified in Article VIII have been satisfied;

(e)        Resolutions.  A copy of resolutions of the Board of Directors of Seller, certified as of the Closing Date by Seller’s secretary as having been duly and validly adopted and as being in full force and effect on the Closing Date, authorizing the execution and delivery by Seller of this Agreement and the Additional Agreements and the performance by Seller of the transactions contemplated hereby and thereby;

(f)        Schedules.  All Schedules required under this Agreement;

(g)        Termination Statements.  UCC-3 Termination Statements (or other evidence reasonably satisfactory to Purchaser) of release of all liens, claims or encumbrances on the Purchased Assets, if applicable;

(h)        Real Estate Purchase Agreement.  Any and all deliveries required under the Real Estate Purchase Agreement;

(i)        Additional Agreements.  The following agreements and all such other documents and instruments as Purchaser or its counsel shall reasonably request in connection with the consummation of the transactions contemplated by this Agreement and the Additional Agreements:

(i)	Real Estate Purchase Agreement;

(ii)	Access Agreement;

(iii)	Mortgage substantially in the form attached as Exhibit D;

(iv)	Security Agreement substantially in the form attached as Exhibit E; and

(v)	Any other agreements, such as side agreements, as shall be necessary or desirable in connection with the transfer of the Purchased Assets from Seller to Purchaser.

5.3    Purchaser’s Deliveries. Subject to the conditions set forth in this Agreement, at the Closing, simultaneous with Seller’s deliveries hereunder, Purchaser shall, unless waived in writing by Seller, deliver to Seller and, where appropriate, execute all of the following documents and instruments, all in form and substance reasonably satisfactory to Seller and its counsel:

(a)        Good Standing Certificate. A certified copy of a certificate of the Secretary of State of the State of Delaware, dated on or reasonably near (but in no event earlier than 10 days prior to) the Closing Date certifying that Purchaser is duly incorporated and in good standing under the laws of the State of Delaware;

(b)        Incumbency Certificate. A Certificate of Purchaser’s secretary, certifying the names and true signatures of the officers of Purchaser authorized to sign this Agreement and the Additional Agreements;

(c)        Resolutions. A copy of resolutions of the Board of Directors of Purchaser, certified as of the Closing Date by Purchaser’s secretary as having been duly and validly adopted and as being in full force and effect on the Closing Date, authorizing the execution and delivery by Purchaser of this Agreement and the Additional Agreements and the performance by Purchaser of the transactions contemplated hereby and thereby.

(d)        Certificate of President. A certificate of the Chief Executive Officer or President of Purchaser that all Closing Conditions to the Closing specified in Article IX have been satisfied;

(e)        Additional Agreements. The documents referenced in Section 5.2(i)(i) though (v), together with the Note (substantially in the form attached as Exhibit C) and the Undertaking Agreement of even date herewith executed and delivered by Purchaser (collectively, the “Additional Agreements”) and all such other documents and instruments as Seller or its counsel shall reasonably request in connection with the consummation of the transactions contemplated by this Agreement and the Additional Agreements.

(f)        Evidence of Permits and Licenses. Evidence of the permits and licenses required to operate Purchaser’s operation on the EN Facility reasonably satisfactory to Seller.

(g)        Closing Payment. The Closing Payment of the Purchase Price as provided in Section 3.1(b).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the disclosures set forth in the Schedules to this Agreement, Seller hereby represents, warrants and covenants to Purchaser as follows:

6.1    Organization and Authority.  It is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and assets, including the Purchased Assets, and to conduct its business as now being conducted.

6.2    Authority Relative to Agreement.  It has all requisite corporate power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to carry out its obligations hereunder and thereunder and to perform the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Additional Agreements to which it is a party, the consummation of the transactions contemplated hereby and thereby and the performance of Seller’s obligations hereunder and thereunder have been duly authorized by Seller, and no other actions on the part of Seller are necessary to authorize such execution, delivery and performance. This Agreement and the Additional Agreements to which Seller is a party have been or will be duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery by Purchaser, constitute valid and binding legal obligations of Seller, enforceable against Seller in accordance with their terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies.

6.3    Absence of Conflicts.  Except as provided on Schedule 6.3, the execution, delivery and performance of this Agreement and the Additional Agreements, and the transactions contemplated hereby and thereby, do not and will not (a) conflict with or result in any violation of or constitute a breach or default under any provision of the Certificate of Incorporation or Bylaws of Seller; (b) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time, or both) under, or permit the termination of, or require any notice under, or require the consent of any other party to, or result in the acceleration of, or entitle any party to accelerate any obligation or agreement, or result in the loss of any benefit or the imposition of any fee or penalty, in each case under any of the terms, conditions or provisions of any material debt, note, bond, mortgage, indenture, deed of trust, license, lease, permit, agreement or other instrument or obligation to which Seller is a party or by which Seller may be bound or affected; (c) violate any Judgment to which Seller is bound or subject; or (d) violate any Rule applicable to Seller.

6.4    Title to Assets.  Seller holds and owns good title to all of the Purchased Assets that it purports to own, and has good leasehold title to those Purchased Assets that it purports to lease, in each case free and clear of all Liens.

6.5    Environmental Matters.

(a)        To the best of the knowledge of Seller’s Management Representatives, since October 16, 2003, Seller has not received notice or other communication (in writing or otherwise) from any Governmental Authority or other Person that it is a potentially responsible party for any response cost or natural resource damages under Section 107(a) of CERCLA, or under any other so-called “superfund” or “superlien” law or similar Rule, at or with respect to the Facility.

(b)        Except as set forth in Schedule 6.5(b), to the best of the knowledge of Seller’s Management Representatives, since October 16, 2003, Seller has never received any notice or other communication (in writing or otherwise) from any Governmental Authority or other Person regarding any actual, alleged, possible or potential Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material related to the Purchased Assets. Since October 16, 2003, no Person has ever commenced or threatened to commence any contribution action or other Proceeding against Seller in connection with any such actual, alleged, possible or potential Liability related to the Purchased Assets; and no event has occurred, and to the best of the knowledge of Seller’s Management Representatives, since October 16, 2003, no condition or circumstance has existed, that may directly or indirectly give rise to, or result in Seller becoming subject to, any such Liability related to the Purchased Assets.

(c)        Except as set forth in Schedule 6.5(c), since October 16, 2003, to the best of the knowledge of Seller’s Management Representatives, Seller has never generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any Hazardous Material other than in compliance with all Environmental Laws on or beneath the surface of any of the Purchased Real Property. Except as set forth in Schedule 6.5(c), since October 16, 2003, to the best of the knowledge of Seller’s Management Representatives, Seller has never permitted (knowingly or otherwise) any Hazardous Material to be generated, manufactured, produced, used, treated, refined, processed, handled, stored, discharged, released or disposed of, other than in compliance with all Environmental Laws: (i) on or beneath the surface of any of the Purchased Real Property; (ii) in or into any surface water, groundwater, soil or air at, on, or under such real property; or (iii) in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle or storage container that is or was located on or beneath the surface of any such real property.

(d)        Except as set forth in Schedule 6.5(d), to the best of the knowledge of Seller’s Management Representatives, there are no Hazardous Materials in the surface water, groundwater, soil and air at, on, or under the Purchased Real Property in violation of any Environmental Laws.

(e)        Set forth in Schedule 6.5(e) is a list of Hazardous Materials filed by PMP with the Peoria Fire Department. To the best of the knowledge of Seller’s Management Representatives, this represents a list of all of the different Hazardous Materials that have been used on the Real Property since October 16, 2003.

(f)        To the best of the knowledge of Seller’s Management Representatives, no polychorinated biphenyls or asbestos were stored, treated or disposed of on the Purchased Real Property, and that there currently are no polychlorinated biphenyls or asbestos located on the Purchased Real Property.

(g)        To the best of the knowledge of Seller’s Management Representatives, there are no underground storage tanks or other storage containers located beneath the surface of the EN Facility.

(h)        Except as set forth in the schedules to this Section 6.5, Seller’s Management Representatives are not aware of any information that would have been responsive to the items described in this Section 6.5 but for the fact that the information related to a time period prior to October 16, 2003 (such as for example as a result of information provided to such Representative by prior owners of the Purchased Real Property).

6.6    Proceedings/Orders.  There is no pending Proceeding, and no Person has threatened to commence any Proceeding: (i) that relates to or might affect the Purchased Assets; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated in this Agreement or the Additional Agreements. No event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. There is no Order to which Seller, or any of the Purchased Assets, is subject that relates to the Purchased Assets. There is no proposed Order that, if issued or otherwise put into effect, (i) may have an adverse effect on the ability of Seller to comply with or perform any covenant or obligation under this Agreement or any of the Additional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated under this Agreement or any of the Additional Agreements.

6.7    Brokers.  No agent, broker, investment banker, financial advisor, finder or other Person is or will be entitled to any brokerage commission, finder’s fee or like payment in connection with any of the transactions contemplated by this Agreement.

6.8    Schedules.  Notwithstanding any specific reference to the disclosure of any matter pursuant to any section of this Article VI or to any Schedule, all disclosures made pursuant to any section hereunder or to the Schedules shall be deemed made for all other sections to which such disclosure may apply, and any headings or captions on any section herein or therein are for convenience of reference only. The items and information reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected. Such additional items and information are set forth for information purposes only and the Schedules do not necessarily include other matters of a similar nature.

6.9    Governmental Approvals and Filings.  Except as disclosed in Schedule 6.9, no consent, approval or action of, filing with or notice to any Governmental Authority on the part of Seller is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby except for those notices and consents.

6.10    Labor Agreement.  No labor agreement, or other such understanding, exists with any union or similar organization that would become effective with the sale or operation of the Purchased Real Property or the Closing.

6.11    Insolvency.  No bankruptcy proceedings are pending or contemplated by or, to the knowledge of Seller, threatened against Seller. Seller is not insolvent, and the execution of this Agreement, and the consummation of the transactions contemplated hereunder, will not render Seller insolvent.

6.12    Full Disclosure.  Neither this Agreement nor any Additional Agreement contains any untrue statement of fact; and neither this Agreement nor any Additional Agreement omits to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading. All of the information set forth in any Schedule, and all other information regarding Seller and the Purchased Assets that has been furnished to Purchaser or any of Purchaser’s agents by or on behalf of Seller or its agents, is accurate and complete in all respects.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents, warrants and covenants to Seller as follows:

7.1    Organization; Authority.  It is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

7.2    Authority Relative to Agreement.  It has all requisite corporate power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to carry out its obligations hereunder and thereunder and to perform the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Additional Agreements to which it is a party, the consummation of the transactions contemplated hereby and thereby and the performance of Purchaser’s obligations hereunder and thereunder have been duly authorized by Purchaser, and no other actions on the part of Purchaser are necessary to authorize such execution, delivery and performance. This Agreement and the Additional Agreements to which Purchaser is a party have been or will be duly and validly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by Seller, constitute valid and binding legal obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies.

7.3    Absence of Conflicts.  The execution, delivery and performance of this Agreement and the Additional Agreements, and the transactions contemplated hereby and thereby, do not and will not (a) conflict with or result in any violation of or constitute a breach or default under any provision of the Certificate of Incorporation or Bylaws of Purchaser; (b) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time, or both) under, or permit the termination of, or require any notice under, or require the consent of any other party to, or result in the acceleration of, or entitle any party to accelerate any obligation or agreement, or result in the loss of any benefit or the imposition of any fee or penalty, in each case under any of the terms, conditions or provisions of any material debt, note, bond, mortgage, indenture, deed of trust, license, lease, permit, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser may be bound or affected; (c) violate any Judgment to which Purchaser is bound or subject; or (d) violate any Rule applicable to Purchaser.

7.4    Governmental Approvals and Filings.  No consent, approval or action of, filing with or notice to any Governmental Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

7.5    No Flow Down Requirements under DOE Grants.  Purchaser is not required by the Department of Energy (“DOE”) or any other Governmental Authority to flow down to Seller any of the requirements or restrictions by which Purchaser is bound as a result of a grant Purchaser received or will receive from the DOE and Seller will not be bound by any terms, conditions or restrictions imposed by DOE grants received by Purchaser as a sub-recipient, subcontractor or supplier as a result of this Agreement, the Additional Agreements and/or the transactions contemplated therein.

7.6    Brokers.  No agent, broker, investment banker, financial advisor, finder or other Person is or will be entitled to any brokerage commission, finder’s fee or like payment in connection with any of the transactions contemplated by this Agreement.

7.7    Availability of Funds.

(a)        Purchaser will have available, and will possess on the Closing Date and through the date on which the Note is fully paid, sufficient funds to enable Purchaser to consummate the transactions contemplated by this Agreement and fulfill Purchaser’s post closing obligations as contemplated by this Agreement.

(b)        No bankruptcy proceedings are pending or contemplated by or, to the knowledge of Purchaser, threatened against Purchaser. Purchaser is not insolvent, and the execution of this Agreement, and the consummation of the transactions contemplated hereunder, will not render Purchaser insolvent.

ARTICLE VIII

CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATION TO CLOSE

Purchaser’s obligation to purchase the Purchased Assets, and to take the other actions required to be taken by it at the Closing, are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part):

8.1    Accuracy of Representations.  The representations and warranties of Seller set forth in Article VI shall be true and correct as of the Closing Date as if made as of the Closing Date.

8.2    Required Consents and Permits.  Each of the Permits identified in Schedule 6.9 shall have been obtained and shall be in full force and effect.

8.3    No Material Adverse Change.  During the Transition Period there shall not have been any material adverse change in the condition of the Purchased Assets except those caused by or arising out of the fault or conduct of Purchaser.

8.4    No Proceedings.  Since the date of this Agreement, there shall not have been commenced or threatened against Purchaser, or against any Person affiliated with Purchaser, any Proceeding by a Governmental Authority that may have the effect of preventing or making illegal the acquisition of the Purchased Assets.

8.5    Seller’s Performance.

(a)        Each of the documents and other items required to be delivered, or caused to have been delivered, by Seller pursuant to Section 5.2 must have been delivered.

(b)        All of the conditions precedent to close to be satisfied by Seller in the Real Estate Purchase Agreement shall have been satisfied to the satisfaction of Purchaser and Purchaser’s counsel or waived by Purchaser.

(c)        Except as contemplated or permitted by this Agreement, Seller shall have performed or complied with its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing.

8.6    Agreement to be Effective.

The following agreements shall be in full force and effect at Closing and all of the conditions set forth therein shall have been fully satisfied by Seller:

(a)        The Real Estate Purchase Agreement;

(b)        The Access Agreement; and

(c)        An agreement between Purchaser and Seller as to the Purchase Price allocation in accordance with Section 3.2.

ARTICLE IX

CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligations to sell the Purchased Assets, and to take the other actions required to be taken by it at the Closing, are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

9.1    Accuracy of Representations.  The representations and warranties of Purchaser set forth in Article VII shall be true and correct as of the Closing Date as if made as of the Closing Date.

9.2    Purchaser’s Performance.

(a)        Each of the documents and other items required to be delivered, or caused to have been delivered, by Purchaser pursuant to Section 5.3 must have been delivered.

(b)        All of the conditions precedent to close to be satisfied by Purchaser in the Real Estate Purchase Agreement shall have been satisfied to the satisfaction of Seller and Seller’s counsel or waived by Seller.

(c)        Except as contemplated or permitted by this Agreement, Purchaser shall have performed or complied with its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing.

9.3    Required Notices and Consents.  Each of the notices and consents required for Seller to close that are listed in Schedule 6.9 must have been given and/or obtained.

9.4    Agreement to be Effective.

The following agreements shall be in full force and effect at Closing and all of the conditions set forth therein shall have been fully satisfied by Purchaser:

(a)        The Real Estate Purchase Agreement;

(b)        The Access Agreement; and

(c)        An agreement between Purchaser and Seller as to the Purchase Price allocation in accordance with Section 3.2.

ARTICLE X

COVENANTS

10.1    Public Announcements.  Neither Party to this Agreement shall issue or make any press release, public statement or other public announcement with respect to this Agreement or the transactions described herein except and unless such release, statement or announcement has been jointly approved by Purchaser and Seller (which approval shall not be unreasonably withheld or delayed), except as may be deemed reasonably appropriate under applicable law or by obligations pursuant to any listing agreement with any securities market or any securities market regulations, including the requirements under the applicable stock exchange rules. If any Party is so required to issue or make a press release, public statement or other public announcement, such Party shall inform the other Party prior to issuing or making any such press release, public statement or public announcement and shall reasonably consult with the other Party regarding the content thereof. For the avoidance of doubt, either Party may disclose information concerning this Agreement, the Additional Agreements and the transactions contemplated therein to the extent necessary or desirable in regard to any public filing by a Party. However, such disclosing Party shall inform the other Party prior to making such filings and shall reasonably consult with the other Party regarding the applicable content thereof.

10.2    Information for Tax Purposes.  Until the applicable statutes of limitations (including any extensions) have expired for all Tax periods or portions thereof ending on or before the Closing Date, each Party shall (i) provide the other Party with such assistance as may reasonably be requested by the other Party in connection with any Tax, accounting or other financial reporting or services, including the preparation of any Tax Return, audit, or other examination by any taxing authority or judicial or administrative Proceedings relating to Liability for Taxes, (ii) provide any records or other information that may be relevant to any such Tax, accounting or other financial reporting or services, including relating to any such Tax Return, audit or examination, proceeding or determination, and (iii) provide the other Party with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return for any period, in each case to the extent related to the Purchased Assets. All reasonable costs and expenses of Seller and Purchaser that are associated with the requesting Party’s requests under this Section 10.2 shall be the responsibility of and borne by the requesting Party.

10.3    Transfer Taxes.  All excise, sales, use, transfer, commodity, value added, goods and services, registration, stamp, recording, documentary, conveyance, franchise, property, gains and similar taxes, levies, charges and recording, filing and other fees (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne by Seller.

10.4    Further Information.  For a period of thirty-six (36) months following the Closing, and subject to any confidentiality agreements of the Parties, each Party will afford to the other Party, its counsel and its accountants, during normal business hours, reasonable access to the first party’s books and records and other data relating to the Purchased Assets in its possession and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting Party (a) to facilitate the investigation, litigation and final disposition of any Claims that may have been or may be made against either Party or its Affiliates, and (b) for any other reasonable business purpose in order to implement the provisions of this Agreement.

10.5    Mutual Employment Opportunities.  The Parties will be allowed to mutually discuss their respective needs of employees with appropriate skills and expertise. However each Party on behalf of themselves and their Affiliates, hereby covenants and agrees that it shall not, directly or indirectly solicit or encourage any employee of the other Party to join the business of the Party without the other Party’s consent; provided, however, that such prohibition shall not cover (i) general solicitations not specifically directed at the employees of the other Party, or (ii) encouragement offered to persons who contact the Party directly, or through solicitations described in clause (i) of this Section 10.5.

10.6    Mutual Effort of Cooperation as Good Corporate Neighbors.  The Parties acknowledge that during the Transition and after the Closing, the business of each Party will be conducted in close proximity and as a result, certain information about each other’s business will impact on the employee morale and business stability of both Parties. Both Parties hereby agree to make commercially reasonable efforts not to disturb the other Party, not to discuss the employee benefits and wages of the Party with employees of the other Party and shall exercise reasonable care to facilitate the co-existence of the businesses.

10.7    TIF Cooperation.  Purchaser shall cooperate with, and provide reasonable assistance to, Seller in negotiating with the City of Peoria so as to help Seller to maintain its tax increment reimbursement with respect to the Purchased Real Property pursuant to Seller’s Contract for Private Redevelopment Pursuant to the Peoria, Illinois Northside Riverfront Redevelopment Area Tax Increment Redevelopment Plan dated April 1995 and loan pursuant thereto under the Tax Increment Finance Program with the City of Peoria (the “Seller’s TIF Program”) to which it would have been otherwise entitled if there had not been a change of the ownership of the Purchased Real Property; provided, however, that such cooperation and assistance does not have an adverse impact on the purchase of the Purchased Assets. Notwithstanding the foregoing (i) Purchaser shall be entitled to enter into its own redevelopment agreement with the City of Peoria for the reimbursement of any tax increment generated by any incremental increase in the equalized assessed value of the Purchased Assets and improvements made thereto on or after the Closing and (ii) Seller shall remain responsible for all liability generated by Seller’s TIF Program, including any potential reimbursement for overpayments made to Seller under the Seller’s TIF Program. To the extent that Purchaser enters into a redevelopment agreement with the City of Peoria under which it receives reimbursement of tax based on the entire assessed value of the Purchased Real Property as opposed to the incremental increase following Closing, Purchaser shall enter into a separate agreement with Seller to reimburse the portion of the reimbursement not attributable to incremental increase, which the Seller would have otherwise been entitled to under the Seller’s TIF Program absent the sale of the Purchased Real Property.

10.8    No Negotiation.  Seller shall ensure that, during the Transition Period, neither Seller, its Affiliates nor any agent of Seller or its Affiliates, directly or indirectly: (a) solicits or encourages the initiation of any inquiry, proposal or offer from any Person (other than Purchaser) relating to any acquisition of the Purchased Assets; (b) participates in any discussions or negotiations with, or provides any information to, any Person (other than Purchaser) relating to any proposed acquisition of the Purchased Assets; or (c) considers the merits of any unsolicited inquiry, proposal or offer from any Person (other than Purchaser) relating to any of the Purchased Assets.

10.9    Best Efforts.  During the Transition Period, Seller shall use its Best Efforts to cause the conditions set forth in Article VIII to be satisfied on a timely basis.

10.10    Confidential Information.  Each Party agrees that at all times following the Closing, it shall not, except as required by law or as explicitly permitted hereunder, disclose or divulge Confidential Information of the other Party to any Person. The term “Confidential Information” shall mean all data, reports and information, whether written or unwritten, and all summaries, notes, abstracts and other compilations or derivations, copies and extracts thereof, that is disclosed, divulged, delivered or otherwise made available by Seller or Purchaser in connection with the transactions contemplated hereby; provided that the term Confidential Information shall not include any data, reports or information that is generally known or readily available from public or trade sources or obtained from a third party that is under no obligation of confidentiality or that is independently developed or discovered by the recipient with prior written evidence thereof.

10.11    Confidentiality of Agreement Terms.  The Parties acknowledge that the terms of this Agreement and the Additional Agreements shall be treated confidentially as Confidential Information of both Parties. Notwithstanding the foregoing, such terms may be disclosed by a Party:

(a)        in the context of a potential transaction to investment bankers, investors, and potential investors, licensees, or acquirers and their respective advisors, each of whom prior to disclosure are bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Agreement;

(b)        as required by law, rule, regulation or court order; and

(c)        as required for the performance of this Agreement.

Notwithstanding the foregoing Purchaser acknowledges that Seller will be notifying the customers, suppliers and other parties connected with its business about the transaction in general terms and Seller acknowledges that Purchaser will discuss the existence and certain contents of this Agreement and the Additional Agreements with persons affiliated with the DOE in order to facilitate the transfer of the DOE integrated biorefinery project to the Purchased Real Property. Purchaser shall also be permitted to discuss the existence of this Agreement and the Additional Agreements with local officials in order to permit discussions regarding Purchaser’s potential purchase of the Purchased Assets; provided, however, that Seller is notified of such discussions in advance so as to allow both Parties to coordinate such discussions.

In addition, a copy of this Agreement and/or the Additional Agreements may be filed by a Party with the U.S. Securities and Exchange Commission, The New York Stock Exchange and/or Nasdaq as required by applicable law or regulation if a Party becomes subject to such laws and regulation. In connection with any such filing, such Party shall endeavor to obtain confidential treatment of economic and trade secret information.

10.12    Mutual Right of First Offer.  The following procedure shall apply to either Party in the event of any future sale of the Purchased Real Property or the remaining real property which Seller continues to own at the Facility after Closing (the “Remaining Property”) by Purchaser or Seller, respectively (the “Right of First Offer”).

(a)        If either Purchaser intends to sell any portion of the Purchased Real Property or Seller intends to sell any portion of the Remaining Property (the “Offered Property”), the selling Party (the “Selling Party”) shall first deliver a written offer to sell such Offered Property to the other Party (the “Offered Party”).

(b)        If within 20 days from the date of the offer, the Offered Party delivers written notice to the Selling Party indicating its interest in purchasing the Offered Property, the Selling Party and the Offered Party shall jointly engage an independent valuation firm (the “Independent Valuation Firm”) to determine the fair market value of Offered Property (the “Appraised Value”). Each Party shall provide to the Independent Valuation Firm such documents as the Independent Valuation Firm may direct (after consulting with both Parties), and the Independent Valuation Firm shall prepare an independent appraisal report (the “Valuation Report”) setting forth what that Independent Valuation Firm believes to be the Appraised Value. The Independent Valuation Firm shall be directed that the Valuation Report shall be completed within six (6) weeks from the selection of the Independent Valuation Firm. The expenses and fees of the Independent Valuation Firm will be equally shared by the Parties.

(c)        Within 30 days after the delivery of the Valuation Report of the Independent Valuation Firm to the Offered Party, the Offered Party shall deliver written notice to the Selling Party of its intention to purchase the Offered Property for the Appraised Value if it elects to purchase the Offered Property.

(d)        If the Offered Party does not deliver the notice of purchase in accordance with subparagraph (a), (b) and (c) above, then, the Selling Party can solicit a third party purchaser and sell the Offered Property to such third party purchaser, provided that if a sale is not consummated with one (1) year after the

Offered Party declines the offer from the Selling Party, the Right of First Offer described in this Section 10.9 shall reattach to the Offered Property.

(e) If the Offered Party validly exercises the Right of First Offer, the closing of the sale and purchase of the Offered Property shall take place at the offices of the Offered Party’s counsel within 60 days after the date of the Offered Party’s acceptance of the Offer; provided, however, that the closing shall in no event occur earlier than 20 days after receipt of all approvals required from, and expiration imposed by, any Governmental Authorities in connection with the purchase and sale.

ARTICLE XI

INDEMNIFICATION

11.1    Survival of Representations, Warranties and Covenants.  The representations and warranties contained in Article VI and Article VII shall expire and terminate and be of no further force and effect following the date 36 months after the Closing Date (the “Indemnification Termination Date”). Notwithstanding anything to the contrary in this Agreement, no Party or other Person entitled to indemnification under this Article XI shall commence any suit or proceeding alleging an Indemnity Claim under Section 11.2(a) or 11.3(a) after the Indemnification Termination Date, except insofar as any Party or other Person entitled to indemnification under this Article XI shall have asserted in writing a specific Indemnity Claim prior to the Indemnification Termination Date, in which event the representations, warranties, covenants and agreements alleged to have been breached in such Indemnity Claim shall continue in effect and remain a basis for indemnity solely with respect to each such asserted Claim until such Claim is finally resolved.

11.2    Seller’s Indemnification.  Subject to the further provisions of this Article XI, Seller shall indemnify, defend and hold harmless Purchaser, its Affiliates and its and their officers, directors, agents, attorneys, advisors, representatives, successors and assigns (collectively, “Purchaser Indemnified Parties”) from and against the entirety of and in respect of any and all demands, Claims, causes of action, administrative orders and notices, losses, costs, Liabilities, damages and expenses (including, without limitation, reasonable attorney fees) (hereinafter collectively called “Losses”) resulting from, in connection with, or arising out of:

(a)        any inaccuracy or breach of any representation or warranty made by Seller herein or in any Additional Agreement;

(b)        the failure of Seller to comply with, or Seller’s breach of, any of the covenants or agreements in this Agreement or any Additional Agreement;

(c)        any Retained Liability;

(d)        the operation of the GNA Business, the EN Business and the Purchased Assets on or prior to the Closing Date and the ownership of the EN Facility prior to the Closing Date that are not covered by Retained Liability;

(e)        the operation of the GNA Business following the Closing Date; and

(f)        any action, suit or proceeding relating to the foregoing.

11.3    Purchaser’s Indemnification.  Subject to the further provisions of this Article XI, Purchaser shall indemnify, defend and hold harmless Seller, its Affiliates, and its and their officers, directors, agents, attorneys, advisors, representatives, successors and assigns (collectively, “Seller Indemnified Parties”) from and against and in respect of any and all Losses resulting from, in connection with, or arising out of:

(a)        any inaccuracy or breach of any representation or warranty made by Purchaser herein or in any Additional Agreement;

(b)        the failure of Purchaser to comply with, or Purchaser’s breach of, any covenants in this Agreement or any Additional Agreement;

(c)        any Assumed Liability;

(d)        the operation by Purchaser and the use of the EN Facility by Purchaser after the execution of this Agreement pursuant to the Access Agreement;

(e)        the operation of the Purchased Assets following the Closing Date; and

(f)        any action, suit or proceeding relating to the foregoing.

11.4     Indemnification Procedures.

(a)        Procedures Relating to Indemnification.  In the event that a third party files a lawsuit, enforcement action or other proceeding against a party entitled to indemnification under this Article XI (an “Indemnified Party”) or the Indemnified Party receives notice of, or becomes aware of, a condition or event that otherwise entitles such party to the benefit of any indemnity hereunder in connection with a Claim by a third party (a “Third Party Claim”), the Indemnified Party shall give written notice thereof (the “Claim Notice”) promptly to each party obligated to provide indemnification pursuant to this Article XI (an “Indemnifying Party”). All claims for indemnification by the Indemnified Party shall be bona fide. The Claim Notice shall describe in reasonable detail the nature of the Claim, including an estimate, if practicable, of the amount of damages that have been or may be suffered or incurred by the Indemnified Party attributable to such Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Notwithstanding the foregoing, failure by an Indemnified Party to provide notice on a timely basis of a Third Party Claim shall not relieve the

Indemnifying Party of its obligations hereunder, unless, and then solely to the extent that, the Indemnifying Party is prejudiced thereby.

(b)        Conduct of Defense.  The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within 20 days of its receipt from the Indemnified Party of the Claim Notice, to conduct at its expense the defense against such Third Party Claim in its own name, or, if necessary, in the name of the Indemnified Party; provided, however, that if: (A) the potential aggregate amount of a Third Party Claim, together with all other pending claims hereunder, is or is reasonably expected to be $50,000 or more, or (B) such claim seeks injunctive or other equitable relief involving the Indemnified Party, any of its Affiliates or the properties, assets or business of any of them, and/or (C) any insurance carrier for the Indemnified Party or any of its Affiliates requires, as a condition to such Person’s eligibility to recover insurance proceeds on account of any such claim, that such carrier control the defense of any such claim, then, in any such case, the Indemnified Party shall be entitled to conduct the defense against such claim, at the expense of the Indemnified Party. When the Indemnifying Party conducts the defense, the Indemnified Party shall have the right to approve the defense counsel representing the Indemnifying Party in such defense, which approval shall not be unreasonably withheld or delayed, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within 15 days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate defense counsel, which shall be subject again to the Indemnified Party’s approval, which approval shall not be unreasonably withheld or delayed.

(c)        Conduct by Indemnified Party.  In the event that the Indemnifying Party shall fail to give the Defense Notice within the time and as prescribed by Section 11.4(b), then the Indemnified Party shall, at the Indemnifying Party’s expense, have the right to conduct such defense in good faith with counsel reasonably acceptable to the Indemnifying Party, which approval shall not be unreasonably withheld or delayed; provided, however, that the Indemnified Party (or any insurance carrier defending such Third Party Claim on the Indemnified Party’s behalf) shall be prohibited from compromising or settling the Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(d)        Cooperation.  In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of such Third Party Claim in accordance with Section11.4(b), the Indemnified Party will, at its own expense, cooperate with and make available to the Indemnifying Party such assistance, personnel, witnesses and materials as the Indemnifying Party may reasonably request. Regardless of which party defends such Third Party Claim, the other party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. Each Indemnified Party shall be required to mitigate Losses and shall reasonably consult and cooperate with each

Indemnifying Party with a view towards mitigating Losses, in connection with claims for which a party seeks indemnification under this Article XI.

(e)        Settlements. Without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), the Indemnifying Party (or any insurance carrier defending such Third Party Claim on the Indemnifying Party’s behalf) will not enter into any settlement of any Third Party Claim if, pursuant to or as a result of such settlement, such settlement would result in any non-financial or financial obligation that would not be fully satisfied by the Indemnifying Party pursuant to the proposed settlement. If the Indemnifying Party receives a firm offer to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 11.4, and the Indemnifying Party desires to accept such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party objects to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party up to the point such notice had been delivered.

11.5    Indemnification Restrictions.

(a)        Any liability for indemnification under this Article XI shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty or covenant or any other indemnification obligation.

(b)        Seller shall first use the Security Deposit for any costs and losses arising out of the Access Agreement.

ARTICLE XII

TERMINATION

12.1    This Agreement may, by written notice given prior to or at the Closing, be terminated:

(a)        If any of the conditions in Article VIII has not been satisfied as of August 31, 2011 (the “Outside Closing Date”) through no fault of Seller;

(b)        If any of the conditions in Article IX has not been satisfied as of the Outside Closing Date through no fault of Purchaser;

(c)        If any of the conditions in Article VIII or IX is or becomes impossible exclusively or primarily due to a breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement;

(d)        If any of the conditions in Article VIII or IX is or becomes impossible exclusively or primarily due to a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement;

(e)        If any of the conditions in Article VIII or IX is or becomes impossible through no fault of either Party;

(f)        By Purchaser at any time, even if all of the conditions in Articles VIII and IX have been satisfied;

(g)        By mutual written consent of Purchaser and Seller;

12.2    Effect of Termination.

(a)        The expiration or termination of this Agreement shall be without prejudice to any rights or obligations of the Parties that may have accrued prior to such expiration or termination, and the provisions of Sections 3.3, 4.2, 10.1, 10.10, 10.11, 12.2, 13.3, 13.9, 13.10 and 13.13 and Articles II and XI shall survive the termination of this Agreement.

(b)        If this Agreement is terminated pursuant to Section 12.1(c) or (f) Purchaser shall pay to Seller the Break-Up Fee as set forth in Section 3.3, which shall be the sole remedy of Seller as a result of the termination of this Agreement and the Additional Agreements.

(c)        Other than as set forth in Section 12.2(b), termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available at law or in equity.

(d)        Upon expiration or termination of this Agreement, each Party, at the request of the other, shall return all data, files, records and other materials in its possession or control containing or comprising an other Party’s Confidential Information except one (1) copy that may be retained solely for archival purposes.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1    Further Assurances.  Upon the request of either Party at any time after the Closing, the other Party will forthwith execute and deliver such instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting Party may reasonably request to effectuate the purposes of this Agreement.

13.2    Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors, heirs, representatives and permitted assigns, as the case may be. Neither Party shall assign or delegate this Agreement or any of the rights or obligations created hereunder without the prior written consent of the other Party; provided, however, that a Party may assign this Agreement to any Affiliate or to any successor in interest by way of merger, acquisition or sale of all or substantially all of its assets provided that such successor agrees in writing to be bound by the terms of this Agreement as if it were the assigning Party. In the event that this Agreement is assigned to an Affiliate of Purchaser pursuant to this Section, Purchaser and such assignee shall be jointly and severally liable for the obligations under the Note. Except as contemplated by Article XI of this Agreement, nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights (including, without limitation, rights as a third-party beneficiary) or remedies of any nature or kind whatsoever under or by reason of this Agreement.

13.3    Notices.  All notices, requests and other communications to either Party hereunder shall be in writing (including, without limitation, facsimile or similar writing), and shall be given to such Party at its address or facsimile number set forth below or such other addresses or Persons as shall be furnished by any Party by like notice to the others. Except as otherwise expressly provided herein, each such notice, request or other communication shall be deemed to have been given upon the earlier of delivery thereof if by hand or upon receipt if sent by mail (registered or certified mail, postage prepaid, return receipt requested) or on the next business day after deposit if sent by a recognized overnight delivery service or upon transmission if sent by facsimile transmission (with request of assurance of receipt in a manner customary for communication of such type). Notice shall be given as follows:

(a)    if to Purchaser, to:

            Solazyme, Inc.

            225 Gateway Boulevard

            South San Francisco, CA 94080

            Tel: (650) 650-416-5126 (direct)

            Fax: (650) 989-1258

            Attn: Paul Quinlan, Esq.

            Email: pquinlan@solazyme.com

with a copy to:

            Miller Hall & Triggs LLC

            416 Main St., Suite 1125

            Peoria, IL 61602-1161

            Tel: (309) 671-9600 ext. 125

            Fax: (309) 671-9616

            Attn: Dennis Triggs, Esq.

            Email: dennis.triggs@mhtlaw.com

(b)    if to Seller, to:

            PMP Fermentation Products, Inc.

            900 N.E. Adams Street

            Peoria, IL 60603

            Attention: Mr. Yuzo Kono, President

            Tel: 309-637-0400 ext. 373

            Fax: 309-637-9302

            Email: yuzo.kono@pmpinc.com

with a copy to:

            Barnes & Thornburg, LLP

            One North Wacker Drive

            Suite 4400

            Chicago, Illinois 60606-2833

            Attention: Mari Yamamoto Regnier, Esq.

            Tel: 312-214-8335 direct

            Fax: 312-759-5646

            Email: mari.regnier@btlaw.com

            and to:

            Davis & Campbell, LLC

            401 Main St. Suite 1600

            Peoria, Illinois 61602

            Attn: Bob Coletta, Esq.

            Tel: 309-673-1681 ext. 249

            Fax: 309-673-1690

            Email: rjcoletta@dcamplaw.com

or such other addresses or Persons as the Parties may from time to time designate in writing in the manner provided in this Section 13.3.

13.4    Entire Agreement.  This Agreement (including the Exhibits and Schedules attached hereto and incorporated by reference herein) and the documents and instruments referred to herein (including the Additional Agreements) represent the entire agreement and understanding of the Parties with reference to the transactions contemplated herein and therein. This Agreement and the Additional Agreements supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Parties relating to the subject matter of this Agreement and all prior drafts thereof, all of which are merged into this Agreement or such other agreements, as the case may be.

13.5    Waivers and Amendments.  This Agreement may be amended and the terms hereof may be waived, and consents may be provided, only by a written instrument signed by Seller and Purchaser or, in the case of a consent or waiver, by Purchaser or Seller, as applicable, who is providing such consent or waiving compliance. No delay on the part of either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of either Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

13.6    Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one that conforms as nearly as possible to the original intent of the Parties.

13.7    Headings.  The article and section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

13.8    Counterparts; Terms.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Signature pages received by facsimile transmission or PDF shall be deemed the same as signature pages with original signatures. All references herein to Articles, Sections, subparagraphs, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. All references to singular or plural shall include the other as the context may require.

13.9    Governing Law; Consent to Jurisdiction; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to conflict of laws principles. The Parties hereby irrevocably and unconditionally (i) consent to submit to the exclusive jurisdiction of the courts of the State of Illinois and the courts of the United States of America located in the County of Peoria, Illinois, for any actions, suits or proceedings arising out of or relating to this Agreement, the Additional Agreements and the transactions contemplated hereby and agrees not to commence any action, suit or proceeding relating thereto except in such courts, (ii) agrees that service of any process, summons, notice or document by United States registered or certified mail, to a Party’s address in effect pursuant to Section 13.3, shall be effective service of process for any action, suit or proceeding brought in any such court, (iii) waives any objection to personal jurisdiction and the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in said courts, and (iv) waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, (a) a Party shall be entitled to seek injunctive or similar relief in the courts of any jurisdiction to protect such Party’s rights and interests ancillary to such litigation, and (b) any action between the Parties regarding the infringement and/or validity of any patent may be brought by either Party in any court or tribunal (e.g., the U.S. International Trade Commission) having jurisdiction over the Parties and such patent matters.

13.10    Expenses.  Except as otherwise provided herein, Purchaser shall pay all costs and expenses incurred by or on its behalf and Seller shall pay all costs and expenses incurred by or on its behalf.

13.11    Force Majeure.  Neither Party shall be liable for delay in delivery or nonperformance in whole or in part (other than a failure to pay any amount due hereunder), nor shall the other Party have the right to terminate this Agreement, where delivery or performance has been affected by a condition beyond such Party’s reasonable control, including fires, floods, earthquakes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, or omissions or delays in acting by any government authority; provided, however, that the Party affected by such a condition shall, within ten (10) days of its occurrence, give notice to the other Party stating the nature of the condition, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required and the nonperforming Party shall use commercially reasonable efforts to remedy its inability to perform.

13.12    Relationship of Parties.  The relationship between the Parties is that of independent contractors. Neither Party, nor any employee or agent of a Party, shall have the authority to bind or act on behalf of the other Party without its prior written consent. No employee or agent of a Party shall be considered to be an employee of the other Party. Each Party shall be solely and entirely responsible for its acts and the acts of its Affiliates, and for the acts of its and its Affiliates employees, consultants and agents, during performance of this Agreement. Neither this Agreement nor any of the Additional Agreements shall constitute, create, or in any way be interpreted as a joint venture, partnership or business organization of any kind.

13.13    Documentation.  This Agreement was initially prepared by Seller’s legal counsel as a matter of convenience only, and it has been thoroughly reviewed by Purchaser and its legal counsel and the input of Purchaser and its legal counsel was properly considered, and, therefore, no interpretation will be made in favor of either of the Parties or any of their Affiliates with respect to this Agreement for the reason that such documents initially were prepared by Seller’s legal counsel.

13.14    Exhibits and Schedules.  The Exhibits and Schedules attached hereto are a part of this Agreement as if fully set forth herein.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, Purchaser and Seller have caused this Agreement to be signed as of the date first written above.

PMP FERMENTATION PRODUCTS, INC.

By:	/s/ Yuzo Kono
Name:	Yuzo Kono
Title:	President

SOLAZYME, INC.

By:	/s/ Jonathan Wolfson
Name:	Jonathan Wolfson
Title:	Chief Executive Officer

Signature Page to Asset Purchase Agreement

EXHIBIT A

Defined Terms

The following terms shall have the meanings as ascribed to them or referenced below:

Access Agreement shall have the meaning set forth in Section 2.1(a).

Additional Agreements shall mean the agreements listed in Section 5.3(e) and all other related agreements signed by the Parties that relate to the transactions contemplated by this Agreement, assignment documents, and all closing certificates delivered by either Party in connection with this Agreement.

Affiliate shall mean, with respect to a Person, (i) a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; (ii) and any Person that, directly or indirectly, is owned or controlled by one or more of the Persons referred to in this clause (i).

Agreement shall have the meaning set forth in the Preamble.

Appraised Value shall have the meaning set forth in Section 10.12(b).

Assumed Liabilities shall have the meaning set forth in Section 2.1.

Best Efforts shall mean the efforts that a prudent Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible.

Books and Records shall mean all operator manuals, maintenance records, drawings, specifications and other printed or written materials that Seller reasonably believes that it is reasonably necessary for Seller to operate the Purchased Assets but specifically exclude any corporate documents, financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, contracts and other agreements, licenses, customer lists, customer records, creative materials, advertising and promotional materials, computer files and programs, retrieval programs, operating data and plans.

Break-Up Fee shall have the meaning set forth in Section 3.3.

CERCLA shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

Claims shall mean all pending and threatened claims, actions, cause of actions, demands, orders, notices, suits, grievances, proceedings, disputes, arbitrations, investigations, rights of recovery, rights of setoff and other rights of every nature and description.

Claim Notice shall have the meaning set forth in Section 11.4(a).

Closing shall have the meaning set forth in Section 5.1.

Closing Date shall have the meaning set forth in Section 5.1.

Closing Payment shall have the meaning set forth in Section 3.1(b).

Code shall have the meaning set forth in Section 3.2.

Confidential Information shall have the meaning set forth in Section 10.10.

Defense Notice shall have the meaning set forth in Section 11.4(b).

DOE shall have the meaning set forth in Section 7.5.

EN Business shall have the meaning set forth in the Recitals.

EN Facility shall have the meaning set forth in the Recitals.

Environmental Laws means all current or future federal, state and local governmental laws, ordinances, codes, rules, regulations, orders or decrees pertaining to (i) the protection of health, safety, and the indoor or outdoor environment, (ii) the conservation, management, or use of natural resources and wildlife, (iii) the protection or use of surface water and groundwater, (iv) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal or Release of Hazardous Substances and/or Hazardous Materials, (v) pollution (including any Release to air, land, surface water, and groundwater), and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act of 1966, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Act, 49 USC App. 1801 et seq., Occupational Safety and Health Act of 1970, as amended, 29 USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) et seq., any similar implementing or successor law, any similar State law or regulation, and any amendment, rule, regulation, order, or directive issued thereunder.

Equipment shall have the meaning set forth in Section 1.1(a).

Exhibits shall mean the exhibits attached to this Agreement.

Facility shall have the meaning set forth in the Recitals.

GNA Business shall have the meaning set forth in the Recitals.

GNA Facility shall have the meaning set forth in the Recitals.

Governmental Authority shall mean any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

Hazardous Material shall include: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive; (c) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Rule (including CERCLA and any other so-called “superfund” or “superlien” law and the respective regulations promulgated thereunder); (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Rule that regulates or establishes standards of conduct in connection with, or that otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause “(a)”, “(b)”, “(c)” or “(d)” above.

Indemnification Termination Date shall have the meaning set forth in Section 11.1.

Indemnified Party shall have the meaning set forth in Section11.4(a).

Indemnifying Party shall have the meaning set forth in Section 11.4(a).

Indemnity Claim shall mean any Claim for indemnification made under Section 11.2 or Section 11.3.

Independent Valuation Firm shall have the meaning set forth in Section 10.12(b).

IRS shall have the meaning set forth in Section 3.2.

Judgment shall mean any order, decree, writ, injunction, award or judgment of any court or other Governmental Authority or any arbitrator.

Liability shall mean any obligation or liability, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, whether due or to become due and regardless of when or by whom asserted.

Licenses shall have the meaning set forth in Section 1.1(c).

Liens shall have the meaning set forth in Section 1.1.

Losses shall have the meaning set forth in Section 11.2.

Mortgage shall have the meaning set forth in Section 5.2(i)(iii).

Note shall have the meaning set forth in Section 5.3(e)(iii).

Offered Party shall have the meaning set forth in Section 10.12(a).

Offered Property shall have the meaning set forth in Section 10.10(a).

Order shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) contract with any Governmental Authority entered into in connection with any Proceeding.

Outside Closing Date shall have the meaning set forth in Section 12.1(a).

Party shall mean Seller or Purchaser and Parties shall mean Seller and Purchaser collectively.

Person shall mean any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

Proceeding shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator or arbitration panel.

Purchase Price shall have the meaning set forth in Section 3.1.

Purchased Assets shall have the meaning set forth in Section 1.1.

Purchased Real Property shall have the meaning set forth in Section 1.1(b) and Schedule B.

Purchaser shall have the meaning set forth in the Preamble.

Purchaser Indemnified Parties shall have the meaning set forth in Section 11.2.

Real Estate Purchase Agreement shall have the meaning set forth in Section 1.1(b).

Real Property shall have the meaning set forth in the Recitals.

Remaining Property shall have the meaning set forth in Section 10.12.

Retained Liabilities shall have the meaning set forth in Section 2.2.

Right of First Offer shall have the meaning set forth in Section 10.12.

Rule shall mean any federal, state, municipal, foreign or other law, regulation order and other legal requirement.

Schedules shall mean the schedules attached to this Agreement.

Security Agreement shall have the meaning set forth in Section 5.2(i)(iv).

Security Deposit shall have the meaning set forth in Section 3.1(a).

Seller shall have the meaning set forth in the Preamble.

Seller Indemnified Parties shall have the meaning set forth in Section 11.3.

Seller’s Management Representatives shall mean Yuzo Kono, Dennis Huff and Randy Niedermeier of Seller.

Selling Party shall have the meaning set forth in Section 10.12(a).

Third Party Claim shall have the meaning set forth in Section 11.4(a).

TIF Program shall have the meaning set forth in Section 10.7.

Transfer Taxes shall have the meaning set forth in Section 10.3.

Transition Period shall have the meaning set forth in Section 2.1(a).

Valuation Report shall have the meaning set forth in Section 10.12(b).